Exhibit 10.1

Amendment No. 2 To Share Exchange Agreement

Dated December 30, 2018

This Amendment No. 2 to Share Exchange Agreement (this “Amendment”) is entered into as of the date first set forth above, by and between among (i) SMAAASH ENTERTAINMENT INC., a Delaware corporation (“Purchaser”), (ii) SIMPLICITY ESPORTS, LLC, a Florida limited liability company (the “Company”), (iii) each of the equity holders of the Company as named on Exhibit B to the Original Agreement, as defined below, (the “Company Owners”), and (iv) Jed Kaplan in the capacity as the representative for the Company Owners in accordance with the terms and conditions of this Agreement (the “Owners’ Representative”).

WHEREAS, Purchaser, the Company, the Company Owners and Owners’ Representative are parties to that certain Share Exchange Agreement, dated as of December 21, 2018 and as amended by Amendment No. thereto dated as of December 28, 2018 (as so amended, the “Original Agreement”) and now wish to amend the Original Agreement as set forth herein; and

WHEREAS, Pursuant to Section 10.15 of the Original Agreement, the Owners’ Representative may bind the Company Owners to an amendment of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment. Pursuant to Section 10.6 of the Original Agreement, the Original Agreement is hereby amended as follows:

(a)	Section 1.2 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

1.2         Consideration. As consideration for the Purchased Interests, Purchaser shall deliver newly issued shares of Purchaser Common Stock to the Company Owners as follows:

(a)       At the Closing, Purchaser shall deliver an aggregate of 300,000 shares of Purchaser Common Stock to the Company Owners (the “Initial Payment”), and on January 7, 2019 the Purchaser shall deliver an additional aggregate of 700,000 shares of Purchaser Common Stock to the Company Owners (the “Second Payment” and, together with the Initial Payment, the “Closing Consideration”);

(b)       Upon receipt of the Purchaser Shareholder Approval, the Purchaser shall deliver an additional 2,000,000 shares of Purchaser Common Stock to the Company Owners (the “Third Payment”, and together with Closing Consideration the “Consideration”).

(c)       Each Company Owner shall receive its share of the Consideration as set forth on Exhibit B attached hereto. The Parties acknowledge and agree that the proportion of the overall Consideration as to be received by each Company Owner will change as, when and if the Initial Payment, the Second Payment and the Third Payment are paid, and the proportionate receipt of each Company Owner at any point in time shall be determined based on when such determination is being made and depending on which portion(s) of the Consideration have been paid at such time (at any point in time, such share being such Company Owner’s “Pro Rata Share”).

(b)	Section 1.3 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

1.3         Failure to Pay. In the event that the Closing occurs but thereafter (i) the Second Payment is not made, or (ii) the Third Payment is not paid for any reason, including, without limitation due to the failure to obtain the Purchaser Shareholder Approval (the events in clauses (i) and (ii) being a “Return Event”), then, in the event of the occurrence of any such Return Event, the Purchaser shall return to the Owners’ Representative or his designees for no additional consideration and at the cost of the Purchaser (1) the names “Simplicity”, “Simplicity Esports, LLC” and “Simplicity Esports” and, (2) all tradenames and trademarks owned by the Company as of immediately prior to the Closing; and (3) all social media accounts owned, controlled or utilized by the Company as of immediately prior to the Closing; together with all title, right and interest of the Purchaser and the Company in and to each of the foregoing; and the Purchaser and the Company shall thereafter cease all use of the names “Simplicity”, “Simplicity Esports, LLC” and “Simplicity Esports” and all use of all of such returned assets or intellectual property.

(c)	Section 1.5 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

1.5         Employment Agreements. At the Closing, (i) the Purchaser shall enter into an employment agreement with Jed Kaplan, in form and substance reasonable acceptable to the Purchaser and Jed Kaplan, for him to serve as the Co-Chief Executive Officer of the Purchaser for the period from the Closing to March 31, 2019, and thereafter for him to serve as the sole Chief Executive Officer of the Company (the “Kaplan Employment Agreement”) and (ii) the Purchaser shall enter into an employment agreement with Steven Grossman, in form and substance reasonable acceptable to the Purchaser, Owners’ Representative and Steven Grossman, for him to serve as the President of the Company (the “Grossman Employment Agreement” and, together with the Kaplan Employment Agreement, the “Employment Agreements”). The Company agrees, and the Kaplan Agreement shall provide, that during the Term (as defined in the Kaplan Agreement) of the Kaplan Agreement, the Company shall not enter into any Contract with any Person, or amend any existing Contract with any Person, which Contract or amendment would obligate the Company or any of its Affiliates to expend more than $10,000 in total, without the prior written approval of Jed Kaplan.

(d)	Section 5.2 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

5.2          Authorization. Purchaser has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Purchaser a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement, or to consummate the transactions so contemplated, except for the Purchaser Shareholder Approval with respect to the payment of the Third Payment. This Agreement has been duly executed and delivered by the Purchaser. This Agreement and each Ancillary Document to which the Purchaser is a party constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(e)	Section 6.15 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

6.15        Return of Name. In the event the Purchaser does not receive the Purchaser Shareholder Approval by September 30, 2019 (unless the Purchaser Shareholder Approval is no longer required to be obtained in connection with the Purchaser’s delivery of the Third Payment pursuant to Section 1.2), then the Purchaser and the Parties shall promptly take whatever actions reasonably necessary (including changing the Company’s name), so that the name “Simplicity” and any trademarks and copyright and similar rights shall be transferred to the Owners’ Representative and the Purchaser and its Affiliates shall thereafter cease to use the name “Simplicity” in any operations.

(f)	Section 6.16 of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

6.16        Purchaser Shareholder Approval. The Purchaser shall use its best efforts to obtain the Purchaser Shareholder Approval as soon as possible after the Closing Date, whether by submitting the approval of the Third Payment to the shareholders of Purchaser at meeting of the shareholders of Purchaser or by obtaining a written consent of shareholders of Purchaser to approve the Third Payment. As of the Closing, the Company shall retain $10,000 in cash in its accounts, which shall be used by the Purchaser to pay for the costs of obtaining the Purchaser Shareholder Approval. The Parties acknowledge and agree that the $10,000 in cash as to be retained by the Company pursuant to this Section 6.16 shall not constitute a part of the Minimum Closing Cash Amount, and such amount shall be excluded from all calculations hereunder, including any calculation of Net Working Capital at Closing

(g)	The definition of “Purchaser Shareholder Approval” on Exhibit A of the Original Agreement is hereby amended and restated in its entirety to provide as follow:

“Purchaser Shareholder Approval” means the approval of the issuance of the Third Payment by the requisite vote of shareholders of Purchaser, if needed in accordance with the DGCL, Nasdaq Stock Market Rules, Purchaser’s Governing Documents, and SEC proxy rules.

(h)	The definitions of “First Payment Condition”, “First Contingent Payment”, “Second Payment Condition”, “Second Contingent Payment”, “Third Payment Condition” and “Third Contingent Payment” are hereby deleted from the Original Agreement.

(i)	A reference to the definition of “Third Payment” is hereby added to the Original Agreement, with such term to be as defined in Section 1.2(b) (as amended herein).

(j)	The reference to the definition of “Consideration” is hereby amended to be a reference to Section 1.2(b) (as amended herein).

(k)	The reference to the definition of “Pro Rata Share” is hereby amended to be a reference to Section 1.2(c) (as amended herein).

2.	Miscellaneous.

(a)	Defined terms used herein without definition shall have the meaning given to them in the Original Agreement.

(b)	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without application of the conflicts of laws provisions thereof.

(c)	This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Original Agreement. Except as specifically modified hereby, all of the provisions of the Original Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

(d)	This Amendment may be executed in any number of counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

SMAAASH ENTERTAINMENT INC.

By:	/s/ F. JACOB CHERIAN
Name: F. JACOB CHERIAN
Title: Chief Executive Officer

The Company:

SIMPLICITY ESPORTS, LLC

By:	/s/ Jed Kaplan
Name: Jed Kaplan
Title: Manager

Owners’ Representative:
/s/ Jed Kaplan
Name: Jed Kaplan

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